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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. _________)*


                         SBA Communications Corporation
                                (Name of Issuer)


                           Common Stock Par Value $.01
                         (Title of Class of Securities)


                                   78388J 10 6
                                 (CUSIP Number)

     Check the following box if a fee is being paid [ ]. (A fee is not required only if with this statement the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     Page 1
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CUSIP NO.  78388J 10 6                  13G                               PAGE 2

 1   NAME OF REPORTING PERSON   S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     Advent VII L.P.                                                  04-3181563
     Advent Atlantic & Pacific III L.P.                               04-3299318
     TA Venture Investors L.P.                                        04-3068354

 2   CHECK THE BOX IF A MEMBER OF A GROUP*

                                                                        (a)  /X/

                                                                        (b)  / /

 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Advent VII L.P.                                               Delaware
     Advent Atlantic & Pacific III L.P.                            Delaware
     TA Venture Investors L.P.                                     Massachusetts

                    5  SOLE VOTING POWER
    NUMBER OF          Advent VII L.P.                                         0
                       Advent Atlantic & Pacific III L.P.                339,445
      SHARES           TA Venture Investors L.P.                               0

                    6  SHARED VOTING POWER
   BENEFICIALLY                                                 N/A

     OWNED BY
                    7  SOLE DISPOSITIVE POWER
       EACH            Advent VII L.P.                                         0
                       Advent Atlantic & Pacific III L.P.                339,445
    REPORTING          TA Venture Investors L.P.                               0

                    8  SHARED DISPOSITIVE POWER
       WITH                                                    N/A


 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Advent VII L.P.                                                           0
     Advent Atlantic & Pacific III L.P.                                  339,445
     TA Venture Investors L.P.                                                 0

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Advent VII L.P.                                                       0.00%
     Advent Atlantic & Pacific III L.P.                                    0.84%
     TA Venture Investors L.P.                                             0.00%

12   TYPE OF REPORTING PERSON

     Each entity is a Limited
     Partnership


                       SEE INSTRUCTION BEFORE FILLING OUT!
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ATTACHMENT TO FORM 13G                                                    PAGE 3

ITEM 1 (a)  NAME OF ISSUER: SBA Communications Corporation

ITEM 1 (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            One Town Center Road
            Boca Raton, FL  33486

ITEM 2 (a)  NAME OF PERSON FILING:
            Advent VII L.P.
            Advent Atlantic & Pacific III L.P.
            TA Investors LLC.

ITEM 2 (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            c/o TA Associates
            125 High Street, Suite 2500
            Boston, MA  02110

ITEM 2 (c)  CITIZENSHIP: Not Applicable

ITEM 2 (d)  TITLE AND CLASS OF SECURITIES: Common

ITEM 2 (e)  CUSIP NUMBER: 8388J 10 4

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1 (b) OR 13d-2 (b), CHECK WHETHER THE PERSON FILING IS A: Not Applicable

ITEM 4      OWNERSHIP
ITEM 4 (a)  AMOUNT BENEFICIALLY OWNED:                             COMMON STOCK
                                                                   ------------
            Advent VII L.P.                                                   0
            Advent Atlantic & Pacific III L.P.                          339,445
            TA Venture Investors L.P.                                         0

ITEM 4 (b)  PERCENT OF CLASS                                         PERCENTAGE
                                                                     ----------
            Advent VII L.P.                                               0.00%
            Advent Atlantic & Pacific III L.P                             0.84%
            TA Venture Investors L.P.                                     0.00%

ITEM 4 (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)    SOLE POWER TO VOTE OR DIRECT THE VOTE:          COMMON STOCK
                                                                   ------------
            Advent VII L.P.                                                   0
            Advent Atlantic & Pacific III L.P                           339,445
            TA Venture Investors L.P.                                         0

            (ii)   SHARED POWER TO VOTE OR DIRECT THE VOTE:             N/A

            (iii) SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION:  COMMON STOCK
                                                                    ------------
            Advent VII L.P.                                                    0
            Advent Atlantic & Pacific III L.P                            339,445
            TA Venture Investors L.P.                                          0

            (iv)   SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION      N/A
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                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       2/14/01
                                                -------------------------
                                                         Date

                                                /s/ Thomas P. Alber
                                                -------------------------
                                                       Signature

                                                 Chief Financial Officer
                                                -------------------------
                                                       Name/Title